UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC 20549

                           FORM 12b-25


                   NOTIFICATION OF LATE FILING

                                       SEC FILE NUMBER: 000-05940
                                           CUSIP NUMBER:880236203

(Check One): [   ]Form 10-K   [   ]Form 20-F   [   ]Form 11-K
             [ X ]Form 10-Q   [   ]Form N-SAR  [   ]Form N-CSAR

     For Period Ended:     February 28, 2003
                      -------------------------------------------

[  ] Transition Report on Form 10-K
[  ] Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F
[  ] Transition Report on Form N-SAR
[  ] Transition Report on Form 11-K

     For the Transition Period Ended:
                                     ------------------------

     Nothing in this form shall be construed to imply that the commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
        -----------------------------------------------------
-------------------------------------------------------------

                             PART I
                     REGISTRANT INFORMATION

Full name of registrant    TEMTEX INDUSTRIES, INC.
                         -------------------------------------
Former name if applicable
                         -------------------------------------
Address of principal executive office (Street and number)

1190 WEST OLEANDER AVENUE
--------------------------------------------------------------
City, state and zip code     PERRIS, CALIFORNIA 92571
                         -------------------------------------

                             PART II
                     RULE 12b-25 (b) AND (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box, if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR on Form N-CSAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                            PART III
                            NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSAR, or the transition report portion thereof could not be filed within the prescribed time period.

                       See Attachment III


                             PART IV
                        OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:


        J. David Washburn         214             761-4309
     ------------------------------------------------------------
          (Name)              (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                               ( X )Yes  (   )No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                               (   )Yes  ( X )No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                     TEMTEX INDUSTRIES, INC.
    ---------------------------------------------------------
          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 15, 2003         By:  /s/  JOHN F.GURROLA
       ----------------       ---------------------------
                              Name:  John F. Gurrola
                                   ---------------------------
                              Title: Chief Financial Officer
                                     and Secretary
                                   ---------------------------

                         Attachment III
           to Notification of Late Filing of Form 10-Q
             for the Quarter Ended February 28, 2003

The Registrant was unable to file on April 14, 2003, its Quarterly Report on Form 10-Q for the quarter ended February 28, 2003 ("Form 10-Q") due, in part, to the fact that management's time and attention has been focused on managing the Registrant's current liquidity problems as well as overseeing the relocation of certain of its manufacturing activities from its Manchester, Tennessee facility to its Mexicali, Mexico facility. The Registrant expects, however, to be in a position to file the Form 10-Q, on or before April 21, 2003.